18 November 2025

Artisan Partners Expands into Private Real Estate with Acquisition of Grandview Property Partners

Milwaukee, Wisconsin. Artisan Partners Asset Management Inc. (NYSE: APAM) (“Artisan”), with approximately $182.6 billion in assets under management as of October 31, 2025, announced today that it has entered into a definitive agreement to acquire 100% of equity interest of Grandview Property Partners (“Grandview”), a real estate private equity firm specializing in originating, developing, acquiring and managing middle market properties across the United States.

This partnership underscores Artisan’s commitment to high value-added investments, talent-driven businesses and thoughtful growth. It aligns with the firm’s long-standing record of methodically expanding its investment capabilities across equities, credit and alternative asset classes through the addition of exceptional talent and differentiated strategies.

Grandview is led by a seasoned and multi-generational team. Founding partners Raj Menon, Dean Sotter, Eric Freeman and Jeff Usas have worked together for an average of 22 years, delivered top-quartile IRRs with consistent distributions to paid-in capital (DPI) realization since Grandview’s founding. Their long-standing partnership has produced strong investment results focused on growth markets supported by shifting demographic trends and regional supply-demand dynamics. Its macro-driven approach enables dynamic fund positioning, concentrated investments, primarily equity-based deployment with select credit optionality, and the use of conservative leverage. Recent funds have emphasized industrial, residential and powered-land themes. Since 2002, the team has acquired or developed more than $2.8 billion in gross investments and sold more than $3.3 billion in properties. Grandview has raised three discretionary closed-end draw-down funds and currently manages $940 million in institutional assets across its flagship fund series and co-investment program.

Jason Gottlieb, CEO and President of Artisan, commented, “We are excited to welcome Grandview onto our global multi-asset investment platform. The acquisition marks a significant advancement in our strategic expansion into alternative investments, establishing a foundation in private real estate and creating new pathways for growth. Together, we will unlock new market opportunities and diversify our sources of long-term value creation for clients, associates and shareholders.”

Raj Menon, Grandview CEO, added, “We found an ideal home at Artisan, whose powerful brand, institutional caliber and global distribution scale amplify our investment capabilities. As part of the Artisan multi-asset investment platform, Grandview will maintain full investment autonomy to deliver value-added outcomes for our limited partners in a distraction-free environment.”

The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions. Artisan expects that the acquisition will be mildly accretive to earnings per share after the final closing of Grandview’s next flagship closed-end draw-down fund.

Artisan Partners was advised by Broadhaven Capital Partners and Hodes Weill & Associates and represented by Simpson Thacher & Bartlett LLP. Grandview Partners was represented by Polsinelli Law Firm.

About Artisan Partners
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment franchises oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

About Grandview Partners
Grandview Property Partners, LLC (“Grandview”) is a real estate investment manager formed in 2019 through a spinout from a predecessor firm. The firm is led by a seasoned, cycle-tested team with decades of collaborative experience across the acquisition, management, development, and disposition of all real estate asset types. Grandview’s internal expertise—defined by continuity, discipline, and deep market knowledge—is complemented by longstanding relationships with operating partners, developers, advisors, and lenders nationwide, providing access to proprietary deal flow, local intelligence, and capital markets insight that enhance outcomes for investors.

Press Inquiries
Eileen Kwei
800.399.1770
eileen.kwei@artisanpartners.com

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. While it is not possible to know and identify all such risks and factors, they include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, our ability to successfully acquire and integrate Grandview Partners, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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